UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Act of 1934

Date of Report (Date of earliest event reported): August 5, 2011

COMMISSION FILE NUMBER 0-28720
(Exact name of registrant as specified in its charter)

Delaware	73-1479833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4 Brussels Street, Worcester, MA 01610
(Address of principal executive offices)(Zip Code)

(508) 791-6710
Registrant's telephone number, including area code

Item 1.01    Entry into a Material Definitive Agreement.

Effective August 5, 2011, the Company entered into a Lease with Flanders 155 LLC for premises located at 155 Flanders Road, Westborough, Massachusetts. The Company intends to combine its Boston and Worcester locations into a single Westborough location. The lease is for an initial five year term, with an option to renew for one additional five year term. Monthly rent is $13,294.35 for the initial five year term, plus applicable taxes and operating expenses, all of which has been paid in shares of restricted stock of the Company. The Company plans to relocate its offices no later than December 31, 2011. The Lease is attached as Exhibit 10.1. A press release describing the transaction is attached as Exhibit 99.1.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective August 5, 2011, the Company entered into a Lease with Flanders 155 LLC in which the Company paid its five year rental and other obligations in full with unregistered common stock of the Company. The payment consisted of 6,082,985 shares of common stock, at a closing market price of $.21 per share, based on a closing price as of August 22, 2011. The payment was for $797,660.75 in rent over five years ($13,294.35 monthly rent), $400,000 in projected taxes and operating expenses, and $79,766.10 as a security deposit, for a total payment in common stock of $1,277,426.85. The Company has guaranteed to the landlord under the Lease that the shares will sell on the open market for at least the value of the rent and other costs for a period of three months after the initial six month restriction on transfer, if the shares are sold during that time, although the landlord may choose to hold the shares and forgo the guaranty. A further description of the transaction is set forth in Item 1.01 and Item 3.02, incorporated by reference herein.

Item 3.02    Unregistered Sales of Equity Securities

Effective August 23, 2011, the Company issued 6,082,985 shares of restricted common stock to Flanders 155 LLC, as payment in full for rent under the Lease made effective August 5, 2011 between the Company and Flanders 155 LLC. The number of shares equals approximately 2.1% of the total issued and outstanding shares of the Company as of June 30, 2011. The sale of the securities was exempt from registration pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, inasmuch as it was not a public offering since no general solicitation or advertising of any kind was used in connection with the issuance and there was only one recipient, who is knowledgeable and understands the investment risks. The price per share was $.21, which was the closing price as reported on the OTCBB on the day before the shares were issued.

Item 9.01.        Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
10.1	Lease dated August 5, 2011, between Paid, Inc. and Flanders 155 LLC
99.1	Press release dated October 5, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.
Registrant

Date:	October 5, 2011	By:	/s/ Christopher R. Culross
Christopher R. Culross, Chief Financial Officer